Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated September 17, 2014 relating to the financial statements and financial highlights of John Hancock China Emerging Leaders Fund, and our report dated October 17, 2014 relating to the financial statements and financial highlights of John Hancock Emerging Markets Fund, certain of the series comprising John Hancock Funds II. We also consent to the references to us under the headings “Experts” and “Exhibit A- Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Pro Forma Financial Information” in the Statement of Additional Information, which constitute parts of the Registration Statement.

We hereby also consent to the incorporation by reference in the Statement of Additional Information, which constitutes part of this Registration Statement, our report dated September 17, 2014 relating to the financial statements and financial highlights appearing in the July 31, 2014 Annual Reports to Shareholders of John Hancock China Emerging Leaders Fund, and our report dated October 17, 2014 relating to the financial statements and financial highlights appearing in the August 31, 2014 Annual Reports to Shareholders of John Hancock Emerging Markets Fund, certain of the series comprising John Hancock Funds II. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the December 1, 2013 Prospectus and Statement of Additional Information of John Hancock China Emerging Leaders Fund and in the January 1, 2014 Prospectus and Statement of Additional Information of John Hancock Emerging Markets Fund, certain of the series comprising John Hancock Funds II.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 12, 2014